Exhibit 3.21

Articles of Organization of a Virginia Limited Liability Company

Section I: LLC	Enter a unique name. It must contain limited liability company, limited company or an abbreviation. Complete a Name Availability Check to confirm the name is unique.
Information	LLC Name	Calspan Systems, LLC
	LLC Contact Number (optional):			LLC Email (optional):
Section II: Principal	Enter the complete physical address of the LLC principal executive office. Provide a street number and name.
Office Address	Address Line 1:	4455 Genesee Street
Address Line 2:
	City:	Buffalo	State: NY	Zip Code: 14225
Section III:	Enter the initial registered agent's name. The LLC cannot act as their own registered agent
Registered Agent	Registered Agent Name: CT Corporation System		Registered Agent Email (optional)
Section IV: Qualification	Choose one qualification for the registered agent.

1) An Individual who is a resident of Virginia and
    --    a member of the Virginia State Bar.
    --    a member or manager of the LLC.
        an officer or director of a corporation that is a member or manager of the LLC.
        a general partner of a general or limited partnership that Is a member or manager of the LLC.
        a trustee of a trust that is a member or manager of the LLC.
        a member or manager of the LLC that is a member or manager of the LLC or
2)    x    a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

Section V: Registered	Enter the physical address of the Initial registered office which is identical to the business office of the registered agent Provide a street number and name.
Office Address	Address Line 1: Address Line 2: 4701 Cox Road, Suite 285 City: Glen Allen State VA Zip Code 23060
City X County County/City name: Henrico
Section VI:	Organizer(s) must sign.
Signatures	Signature /s/ Ian Klak Printed name Ian Klak Date 04/25/23